UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 10, 2009 (July 9, 2009)

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.

(Exact name of registrant as specified in charter)

Maryland	1-267	13-5531602
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania	15601-1689
(Address of principal executive of offices)	(Zip code)

Registrant’s telephone number, including area code: (724) 837-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of July 9, 2009, Allegheny Energy, Inc. (“AYE”) and its subsidiary Allegheny Energy Service Corporation (“AESC”) extended to June 15, 2011 the term (the “Term”) of their employment agreement with Paul J. Evanson, the President and Chief Executive Officer of AYE and the Chairman of the Board of Directors of AYE (the “Board”) by entering into an Amendment and Restated Employment Agreement (the “Agreement”) with Mr. Evanson, pursuant to which certain other provisions of Mr. Evanson’s prior employment agreement also were modified.

The term of the Agreement extends until June 15, 2011 (the “Term”). The Agreement provides for a base salary at the rate of $1,200,000 per year for the remainder of the Term, subject to an annual inflation adjustment. Mr. Evanson’s base salary otherwise may be increased, but not decreased, from time to time in the sole discretion of the Board. Additionally, Mr. Evanson is eligible under the Agreement to receive annual bonus compensation in respect of AYE’s 2009 fiscal year and each fiscal year thereafter commencing during the Term. For each such fiscal year, the Agreement establishes a target bonus for Mr. Evanson of 125% of his base salary as of the end of such fiscal year and a maximum bonus opportunity of 250% of his base salary as of the end of such fiscal year.

Under the Agreement, Mr. Evanson is entitled to receive annual equity awards in each of 2009 and 2010 (each such award, an “Equity Incentive Grant”) with respect to the common stock, par value $1.25 per share, of AYE, which will be payable under AYE’s 2008 Long-Term Incentive Plan or other equivalent plan (the “LTIP”). Each Equity Incentive Grant will have an initial grant date value of $8,400,000. Additionally, the Agreement provides that (a) at least 50% of each Equity Incentive Grant will consist of performance shares or other performance-based equity awards subject to vesting based on performance objectives established by the Board at the time of grant and (b) the remainder of each Equity Incentive Grant will consist of a performance award in any form permitted under the LTIP, as determined by the Board. Each Equity Incentive Grant will otherwise be subject to the terms of the Agreement and such vesting and other terms as may be determined by the Board.

If Mr. Evanson’s employment under the Agreement is terminated for any reason, he will be entitled to a cash payment equal to $66,667 for each month that he was employed by AESC, as well as certain salary and benefit amounts that are accrued but unpaid at the time of the termination. Upon an involuntary termination of Mr. Evanson’s employment during the Term without cause or Mr. Evanson’s resignation for good reason, he will be entitled to severance equal to one times his annual base salary and target bonus and vesting of his equity awards (with partial vesting of his 2011 award, if the employment termination occurs after the 2011 award has been granted). Upon certain other specified terminations of employment, such as death, disability or a qualifying retirement, some or all of Mr. Evanson’s equity awards will vest, and he will be entitled to certain other benefits, as described more fully in Agreement.

The Agreement subjects Mr. Evanson to a non-competition obligation for one year, and a non-solicitation agreement for two years, following the termination of his employment, as well as customary confidentiality obligations. Mr. Evanson is also entitled to a number of other benefits under the Agreement, including but not limited to indemnification rights, participation in employee benefit plans, vacation, reimbursement of reasonable and necessary business expenses and certain other fringe benefits.

The Agreement is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated July 9, 2009, between Allegheny Energy Service Corporation, by itself and as agent for its parent, Allegheny Energy, Inc., their affiliates and subsidiaries, and any successors or assigns of any of the foregoing, and Paul J. Evanson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY ENERGY, INC.

Dated: July 10, 2009	By:	/s/ David M. Feinberg
	Name:	David M. Feinberg
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated July 9, 2009, between Allegheny Energy Service Corporation, by itself and as agent for its parent, Allegheny Energy, Inc., their affiliates and subsidiaries, and any successors or assigns of any of the foregoing, and Paul J. Evanson.